 FORM 4                                                                                   -----------------------------
                                                                                                OMB APPROVAL
                                             U.S.  SECURITIES AND EXCHANGE COMMISSION     -----------------------------
[ ] Check this box if no longer                     WASHINGTON, D.C. 20549                  OMB Number 3235-0287
    subject to Section 16. Form                                                             Expires: January 31, 2005
    4 or Form 5 obligations may            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP     Estimated average burden
    continue. See Instruction 1(b).                                                         hours per response......0.5
                                                                                          -----------------------------
         Filed pursuant to Section 16(a) of the Securities and Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
(Print or Type Responses)
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1. Name and Address of Reporting       |   2. Issuer Name and Ticker or Trading Symbol     |   6. Relationship of Reporting Person
   Person*                             |                                                   |      to Issuer (Check all applicable)
   Jones       Courtney        P       |      FindWhat.com (FWHT)                          |     __X__ Director __X__ 10% Owner
-------------------------------------------------------------------------------------------|     __X__ Officer (give title below)
(Last)        (First)       (Middle)   |  3. IRS or Social       |  4. Statement for       |     _____ Other (specify below)
   c/o FindWhat.com                    |     Security Number     |     Month/Year          |     Vice Chairman
   121 West 27th Street, N.W.          |     of Reporting        |      July 2002          |----------------------------------------
---------------------------------------|     Person (Voluntary)  |-------------------------|   7. Individual or Joint/Group Filing
               (Street)                |                         |  5. If Amendment,       |        (Check Applicable Line)
                                       |                         |     Date of Original    |  _X_ Form filed by One Reporting Person
   New York     New York       10001   |                         |     (Month/Year)        |  ___ Form filed by More Than One
                                       |                         |                         |      Reporting Person
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(City)          (State)          (Zip)       TABLE I - NON DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1. Title of Security                   | 2.Transaction | 3.Transaction | 4.Securities Acquired(A) | 5.Amount of | 6.Owner-| 7.Nature
   (Instr. 3)                          |   Date        |   Code        |   or Disposed of (D)     | Securities  | ship    | of
                                       | (Month/Day/   |   (Instr. 8)  |   (Instr. 3, 4, and 5)   | Beneficially| Form:   | Indirect
                                       |   Year)       |               |                          | Owned at End| Direct  | Bene-
                                       |               | --------------|--------------------------| of Month    | (D) or  | ficial
                                       |               |       |       | Amount | (A)  |  Price   | (Instr. 3   | Indirect| Owner-
                                       |               |  Code | V     |        |  or  |          |   and 4)    | (I)     | ship
                                       |               |       |       |        | (D)  |          |             |(Instr.4)|(Instr.4)
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Stock, $.001 par value         |  7/1/02       |  G    |  V    |  5,160 |  D   |          |  1,962,061  |    D    |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Stock, $.001 par value         | 7/29/02       |  S(1) |       | 75,000 |  D   |    $3.50 |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
1. Private sale to an accredited investor.


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Reminder: Report on a separate line for each class of securities beneficially owned, directly or indirectly.                  (Over)
*If the form is filed by more than one reporting person, see Instruction 4(b)(v)                                     SEC 1474 (3-99)

                  POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM
                    ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.
                                                                                                                         Page 1 of 2

FORM 4 (CONTINUED)       TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1.Title of Derivative Security | 2.Conversion | 3.Transaction | 4.Transaction | 5.Number of  | 6.Date Exer-     | 7.Title and Amount
  (Instr. 3)                   | or Exercise  | Date          |   Code        | Derivative   | cisable and      | of Underlying
                               | Price of     |               |  (Instr. 8)   | Securities   | Expiration Date  | Securities
                               | Derivative   |  (Month/Day/  |               | Acquired (A) | (Month/Day/Year) | (Instr. 3 and 4)
                               | Security     |    Year)      |               | or Disposed  |                  |
                               |              |               |               | of (D)       |--------------------------------------
                               |              |               |               | (Instr. 3,   | Date    | Expir- |        | Amount or
                               |              |               |               |  4, and 5)   | Exer-   | ation  |  Title | Number of
                               |              |               |---------------|--------------| cisable | Date   |        | Shares
                               |              |               | Code  |   V   | (A)  |  (D)  |         |        |        |
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                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
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 8.Price of   | 9.Number of    |  10.Ownership     | 11.Nature of  |
   Derivative |   Derivative   |     Form of       |    Indirect   |
   Security   |   Securities   |     Derivative    |    Beneficial |
   (Instr. 5) |   Beneficially |     Security;     |    Ownership  |
              |   Owned at End |     Direct (D) or |    (Instr. 4) |
              |   of Month     |     Indirect (I)  |               |
              |   (Instr. 4)   |     (Instr. 4)    |               |
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Explanation of Responses:


**  Intentional misstatements or omissions of facts constitute Federal         /s/Courtney P . Jones                     8/9/02
    Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).            ------------------------------------     -------------
                                                                              **Signature of Reporting Person(1)          Date
Note: File three copies of this form, one of which must be manually signed.   Courtney P. Jones
      If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.
                                                                                                                         Page 2 of 2
                                                                                                                     SEC 1474 (3-99)